Exhibit 99.1

TRAFFIC.COM REPORTS YEAR-END AND FOURTH QUARTER 2005 RESULTS

Wayne, PA—February 21, 2006—Traffic.com, Inc. (NASDAQ: TRFC), a leading provider of real-time traffic information in the United States, today announced financial results for the fiscal year and fourth quarter ended December 31, 2005.

Traffic.com began trading on the NASDAQ National Market on January 25, 2006. The Company will conduct its first investor conference call today at 1:00 PM Eastern Standard Time.

Date:	Tuesday, February 21, 2006
Time:	1:00 p.m., EST
Telephone (U.S.):	1-800-478-6251
Telephone (International):	1-913-981-5558
Webcast:	investor.traffic.com/events

On-demand replay of this call will be available on the Traffic.com investor relations site: investor.traffic.com/events through March 2, 2006. Investors will be able to access the fourth quarter and year-end earnings press release on the Company’s Web site at investor.traffic.com/releases.

Robert N. Verratti, chief executive officer of Traffic.com, Inc. said, “We continued to make excellent progress through the end of 2005, particularly in regard to geographic coverage expansion with an increase over the last twelve months from 24 to 35 metropolitan areas, as well as with the launch of our cross-platform advertising initiatives. Also during 2005, the addition of valuable customers such as Motorola, Viacom, The Weather Channel, and Comcast continues to strengthen our position as a leading franchise in the traffic category.”

Annual revenues increased from $42.4 million in 2004 to $43.3 million for the year ended December 31, 2005. Fourth quarter revenues for 2005 were $11.2 million, compared with $11.4 million in the fourth quarter of the previous year.

More importantly, significant progress was made in growing traffic data service revenues. Revenue in this category was up 47.7% for the year, from $3.0 million to $4.4 million. Fourth quarter revenues for 2005 were $1.4 million, compared with $1.1 million in the fourth quarter the previous year. The Company expects traffic data revenue to continue to grow in amount and as a percentage of revenues as automobile manufacturers, Web portals, wireless providers, and others consider traffic content a compelling addition to current service offerings.

Consistent with the growth strategy for the Company’s business model, higher margin owned inventory revenue, included in advertising revenue, generated from multi-year radio and television station contracts increased 9.1% from $30.3 million in 2004 to $33.0 million in 2005. However, 2004 revenues include $5.6 million from a customer contract that the Company elected not to renew in 2005 due to unacceptable terms proposed by that customer. In the fourth quarter of 2005, owned inventory revenue was $8.2 million versus $8.3 million in the fourth quarter of 2004, which included revenues of $1.3 million from the unrenewed contract.

The Company recorded a net loss per share of ($13.00) for the full year in 2005 (which included a $5.32 per share charge resulting from the $18.5 million legal settlement expense in the second and third quarters of 2005), as compared to a net loss per share of ($5.91) for the prior year. The net loss per share in the fourth quarter was ($2.31), compared to a net loss per share of ($1.01) for the comparable period the year before.

Verratti added, “We are confident in our expanded business model though it is in its early stages, particularly our Interactive Media business segment. We believe our customer and partner relationships, as well as our technology delivered across multiple platforms, will continue to gain value.”

2005 Operational Highlights:

•                  The Company significantly expanded its geographic reach during 2005, growing from 24 to 35 metropolitan areas during the year. All Company my traffic.com personalized services including alerts delivered via email, voice and mobile services were made available to all metropolitan areas.

•                  Monthly unique visitors to www.traffic.com grew to more than 1.2 million in December 2005, a 129% increase over monthly unique visitors for the month of September 2005, and registered users of www.traffic.com grew to more than 100,000 in December 2005. These increases were principally due to geographic expansion and increased marketing efforts, including the promotion of personalized service offerings. Led by a newly created Interactive Media advertising sales team in combination with the Company’s existing sales force, the fourth quarter 2005 brought the Company’s first direct Internet advertising customers and revenues. Also in the fourth quarter 2005, the Company began marketing its TrafficOne™ solution for co-branded traffic Web sites with its radio, television, and traffic data services partners. Because of the cross-platform nature of the Company’s services, management considers the above factors comprehensively, as opposed to individually, when determining its progress.

•                  During the fourth quarter 2005, the Company continued ongoing enhancements to its Web site including Jam Factor® Predictive Trending, which combines the Company’s real-time data collection and complex analysis capability with its advanced technology to indicate improving or worsening traffic congestion.

•                  In the fourth quarter 2005, San Diego and St. Louis accepted the Traffic.com sensor systems that were built for their major highways. These new deployments continue the Company’s success with all eight of its Intelligent Transportation Infrastructure Program (ITIP) systems accepted on the first pass by State Departments of Transportation.

•                  As part of the Company’s geographic growth, it continues to add television station partners, ending 2005 with 47 television stations under contract compared to 31 at the end of 2004.

2006 Operational Updates:

•                  The Company today announced an agreement with Microsoft to integrate traffic technology and real-time content into various Microsoft products and services. This multi-year agreement provides for the development of integrated traffic offerings delivered to Microsoft users via the mobile phone or other devices. The companies expect the first products and services to be made available later this year.

•                  In February 2006, the Company renewed its contract with Emmis Communications Corporation, under which it provides a diverse suite of content and operational solutions to Emmis radio stations in seven major U.S. markets.

•                  Nine additional metropolitan areas of coverage have been made available under the Company’s contract with NAVTEQ, whereby Company traffic data is now supplied for a total of 30 metropolitan areas via XM Satellite Radio into in-vehicle and aftermarket navigation systems.

•                  In January 2006, the Company completed the purchase of a patent and other assets of MyTrafficNews.com, a leader in traffic information and delivery in the Denver, CO market.

•                  In January 2006, the Company began offering all personalized services for online, voice and mobile traffic information free of charge for its registered my traffic.com users. These free offerings are also available to users registered with TrafficOne co-branded partner sites.

Financial Results

Traffic.com, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Quarter Ended
	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Dec 31,
	2004	2005	2005	2005	2005
Revenue:
Advertising	$10,299	$8,330	$11,177	$9,564	$9,800
Traffic data services	1,081	930	969	1,126	1,397
	11,380	9,260	12,146	10,690	11,197

Cost of revenue	7,913	7,627	8,319	8,595	9,026

Gross margin	3,467	1,633	3,827	2,095	2,171

Operating expenses:
Research and development	895	807	797	983	1,318
Sales and marketing	2,728	3,783	3,529	3,733	5,132
General and administrative	1,838	1,697	2,495	1,945	2,567
Legal settlements	—	—	4,223	14,250	—
	5,461	6,287	11,044	20,911	9,017

Loss from operations	(1,994)	(4,654)	(7,217)	(18,816)	(6,846)
Interest income (expense), net	(855)	(1,127)	(1,686)	(1,416)	(1,380)

Net loss	$(2,849)	$(5,781)	$(8,903)	$(20,232)	$(8,226)

Redemption and accretion of redeemable convertible preferred stock	(536)	(536)	(553)	(554)	(394)

Net income (loss) attributable to common stockholders	$(3,385)	$(6,317)	$(9,456)	$(20,786)	$(8,620)

Net loss per common share	$(1.01)	$(1.89)	$(2.80)	$(6.05)	$(2.31)

Weighted average common shares outstanding	3,351	3,346	3,377	3,438	3,735

Traffic.com, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31,
	2003	2004	2005

Revenue:
Advertising	$36,045	$39,449	$38,871
Traffic data services	581	2,993	4,422
License agreement	750	—	—
	37,376	42,442	43,293

Cost of revenue	30,988	32,090	33,567

Gross margin	6,388	10,352	9,726

Operating expenses:
Research and development	2,828	3,647	3,905
Sales and marketing	14,086	12,032	16,177
General and administrative	6,402	7,229	8,704
Legal settlements	—	—	18,473
	23,316	22,908	47,259

Loss from operations	(16,928)	(12,556)	(37,533)
Interest income (expense), net	(4,151)	(3,428)	(5,609)

Net loss	$(21,079)	$(15,984)	$(43,142)

Redemption and accretion of redeemable convertible preferred stock	34,824	(2,128)	(2,037)

Net income (loss) attributable to common stockholders	$13,745	$(18,112)	$(45,179)

Net income (loss) attributable to common stockholders per share:
Basic	$5.15	$(5.91)	$(13.00)
Diluted	$1.45	$(5.91)	$(13.00)

Number of shares used in per share calculation:
Basic	2,671	3,064	3,474
Diluted	9,492	3,064	3,474

Traffic.com, Inc.

Consolidated Balance Sheet Data

(In thousands)

	December 31,	September 30,	December 31,
	2004	2005	2005

Cash and cash equivalents	$4,898	$17,362	$13,143
Total assets	33,730	54,319	54,978
Long-term deferred revenue and deferred license fees	26,963	32,002	32,646
Senior secured credit facility and accrued interest	23,744	36,665	37,659
Other long-term liabilities	—	288	678
Redeemable convertible preferred stock	39,814	56,583	56,977
Total stockholders’ deficit	(66,120)	(92,620)	(97,677)

About Traffic.com

Traffic.com is a leading provider of accurate, real-time traffic information in the United States, based on the quality of its traffic data and the extent of its geographic coverage. Traffic.com offers detailed traffic information, including specific needs, travel times and delay times. A sophisticated traffic information management system allows Traffic.com to process information in real time and deliver customized reports to large numbers of radio, television, Internet, wireless and in-vehicle navigation system users. Traffic.com provides traffic information for 35 of the largest metropolitan areas in the United States, in such cities as Boston, Chicago, Houston, Los Angeles, New York, Philadelphia, San Diego and San Francisco. Traffic.com’s data services customers include the Weather Channel®, Motorola’s VIAMOTO™ Solutions, XM Satellite Radio and XM NavTraffic for the Acura RL and Cadillac CTS.

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Forward-Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including Traffic.com’s history of operating losses, risks associated with its recently expanded business model, the substantial competition it faces, its ability to maintain advertiser relationships and attract additional advertisers, its dependency on government contracts, possible failure of its traffic information management system, and failure to protect its intellectual property or to defend against intellectual property claims of others. These and other risks are described in greater detail in Traffic.com’s filings with the Securities and Exchange Commission. Traffic.com may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Traffic.com disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Investor Contact: Bruce Boyle, (610) 407-3417, bboyle@traffic.com

Media Contact: Jeannine Dooley, (610) 407-7400 x. 3053, jdooley@traffic.com

The Traffic.com logo and TrafficOne are trademarks, and Traffic.com and Jam Factor are registered trademarks of Traffic.com, Inc. All other product or service names or marks are the property of their respective owners.

© 2006 Traffic.com, Inc.